Shore Bancshares, Inc. Reports Quarterly Dividend of $0.02 Per Share

EASTON, Md., Aug. 5, 2015 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ - SHBI) announced that the Board of Directors has declared a quarterly common stock dividend in the amount of $0.02 per share, payable August 31, 2015 to stockholders of record on August 17, 2015. Prior to this announcement a dividend was last declared on February 2, 2012. Additionally, the Board also approved a change to the form of annual retainers received by the Company's directors who are not also Company employees or employees of the Company's bank subsidiaries ("outside directors"). Currently, outside directors receive an aggregate annual retainer of $20,000 per director, $25,000 for outside directors who serve as chairpersons, which is paid in quarterly installments. Commencing with the annual retainer installment for the quarter ended September 30, 2015, outside directors will be given the option to receive their quarterly installment of the annual retainer either in cash or in stock issued pursuant to the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan.

"We have been listening to our valued shareholders express their desires for restoring the dividend and we are now at the point as a company to reward their patience," said Lloyd L. "Scott" Beatty, Jr., president and chief executive officer. "Although the amount of the dividend is not at the level we hope to achieve, this is a step in the right direction."

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of two Maryland chartered commercial banks, The Talbot Bank of Easton, Maryland, and CNB; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc.; and an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares, Inc. engages in the trust services business through the trust department at CNB under the name "Wye Financial & Trust". Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: For further information contact: George Rapp, Chief Financial Officer, 410-763-7800